Exhibit 99.1

Warren Resources Announces Pricing of Common Stock Offering

New York, New York—October 23, 2009— Warren Resources, Inc. (the “Company”) (Nasdaq:WRES), an oil and gas exploration and production company, announced today that it has priced its previously announced public offering of 11,775,000 shares of common stock, at a price of $2.60 per share, for proceeds of $30,615,000 before underwriting discounts and offering expenses. The transaction is expected to close on or about October 28, 2009, subject to customary closing conditions.

BMO Capital Markets Corp. and RBC Capital Markets Corporation are acting as the joint book runners for the offering.

The Company intends to use the net proceeds from the offering for general corporate purposes, including resumption of development activities in California and Wyoming, reduction of debt and working capital.

The common shares will be issued pursuant to the Company’s existing shelf registration statement on Form S-3. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in this offering. No sale of these common shares may be made in any jurisdiction in which the offer, solicitation or sale would be unlawful under the securities laws of that jurisdiction. The offering of common shares may be made only by means of a prospectus supplement. Copies of the final prospectus supplement and accompanying base prospectus relating to the offering, when available, may be obtained from the United States Securities and Exchange Commission’s website at http://www.sec.gov, or from BMO Capital Markets Corp., Attn: Prospectus Delivery Department, 3 Times Square, New York, New York 10036, Attention: Lori Begley, or by telephone at (212) 885-4039.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil properties in the Wilmington Field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s Annual Report on Form 10-K, our Quarterly Reports on Forms 10-Q, the Registration Statement on Form S-3 in connection with the proposed offering, including any prospectus or prospectus supplement thereto, and other public filings with the Securities and Exchange Commission (www.sec.gov).